Exhibit 99.1

February 6, 2012

Anacor Pharmaceuticals Announces That Its Partner GSK Has Voluntarily Paused Enrollment of Ongoing GSK ‘052 Phase 1 and 2 Clinical Trials

PALO ALTO, Calif.—(BUSINESS WIRE)— Anacor Pharmaceuticals (NASDAQ:ANAC) announced today that its partner GlaxoSmithKline (GSK) has voluntarily paused enrollment in its current clinical trials of GSK2251052 (GSK ‘052) due to a recently identified microbiological finding in a small number of patients in the Phase 2b trial of GSK ‘052 for the treatment of complicated urinary tract infections (cUTI). GSK is in the process of obtaining additional information in order to better understand the data, but will not resume the trials until it has concluded its investigation. Upon completion of the review, GSK will determine next steps regarding the future development of GSK ‘052.

In addition to the Phase 2b study in cUTI, GSK ‘052 is currently being evaluated in a Phase 2b study in complicated intra-abdominal infections (cIAI) and two Phase 1 studies in healthy volunteers. While the microbiological finding seen in the cUTI study is not related to the safety of GSK ‘052, the potential to negatively impact efficacy led GSK to voluntarily suspend enrollment in all four studies. Subjects who are currently enrolled in the ongoing studies may continue at the discretion of the investigator.

“We will work with GSK to better understand this microbiological finding, which we anticipate could take several months,” said David Perry, CEO of Anacor Pharmaceuticals. “We respect GSK’s decision to pause enrollment in the current studies as we fully investigate the microbiology finding in the Phase 2b cUTI patients.”

Anacor licensed GSK ‘052 to GSK in July 2010 under the companies’ ongoing research and development collaboration.

About Anacor Pharmaceuticals

Anacor is a biopharmaceutical company focused on discovering, developing and commercializing novel small-molecule therapeutics derived from its boron chemistry platform. Anacor has discovered six compounds that are currently in development including its lead compounds: tavaborole, a topical antifungal for the treatment of onychomycosis; AN2728 and AN2898, topical anti-inflammatory PDE-4 inhibitors for the treatment of psoriasis and atopic dermatitis; GSK ‘052 (formerly referred to as AN3365), a systemic antibiotic for the treatment of infections caused by Gram-negative bacteria, which has been licensed to GlaxoSmithKline under the companies’ research and development agreement; and AN8194 which has been licensed to Eli Lilly and Company for an animal health application. Anacor is also developing AN2718 as a topical antifungal product candidate for the treatment of onychomycosis and skin fungal infections. For more information, visit http://www.anacor.com.

Forward-Looking Statements

This press release may contain forward-looking statements that relate to future events including the development of GSK ‘052, and more specifically, the potential continuation of enrollment and conduct of the ongoing Phase 1 and Phase 2b trials as well as the timing of when a determination for continuing development of GSK ‘052 will occur. These forward looking statements involve known and unknown risks, uncertainties and other factors that could cause actual levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements, including risks related to enrollment and successful completion of our trials, risk of unforeseen side effects and risks related to regulatory approval of new drug candidates. These statements reflect the views of Anacor as of the date of this press release with respect to future events and, except as required by law, it undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Anacor Pharmaceuticals
DeDe Sheel, 650-543-7575
Investor Relations and Corporate Communications
dsheel@anacor.com